UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2011
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code:          (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
     On January 1, 2011, CVR Energy, Inc. entered into amended and restated employment agreements with each of John J. Lipinski, Stanley A. Riemann, Edward Morgan, Edmund S. Gross and Robert W. Haugen. Except as provided below, the terms of the amended and restated employment agreements are substantially consistent with the terms in each officer’s existing agreement, as amended to date.
     The amended and restated employment agreements: (i) were extended so that each agreement now has a three-year term commencing as of January 1, 2011 (other than Mr. Lipinski’s agreement, which continues to have a rolling three-year term); and (ii) entitle each executive to the payment of a pro rated portion of their annual bonus (based on the number of days employed during the year in which the triggering event occurs) if the executive’s employment is terminated without cause or such executive resigns in certain circumstances deemed to be good reason, or upon such executive’s retirement (Mr. Lipinski also receives a pro rated portion of his annual bonus upon termination of his employment based upon death or disability). If the annual bonus is payable pursuant to a plan intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (a “162(m) Plan”), then the pro-rated bonus will be based on the bonus that would have been paid pursuant to the 162(m) Plan for the applicable year based on actual performance. If no 162(m) Plan is in place, then such bonus will be paid based upon the target annual bonus of the executive. In addition, Mr. Lipinski’s agreement was amended to provide that if an event constituting good reason occurs upon or following a change in control, Mr. Lipinski would not be permitted to resign for good reason until 90 days after the occurrence of a change in control and would be permitted to resign for good reason thereafter at any time until the first anniversary of the change of control.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date:   January 6, 2011

CVR ENERGY, INC.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary